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                                                                    EXHIBIT 99.1

    LA JOLLA PHARMACEUTICAL COMPANY PRESENTS FIVE POSTERS AT AMERICAN COLLEGE
                                OF RHEUMATOLOGY


SAN DIEGO, OCTOBER 27, 2003 -- La Jolla Pharmaceutical Company (Nasdaq: LJPC) announced today that the Company and several of its clinical investigators presented five posters at the American College of Rheumatology 67th Annual Scientific Meeting in Orlando, FL. The posters included previously released data from several of the Company's clinical trials of Riquent(TM) (formerly LJP 394) for the treatment of lupus renal disease and data regarding LJP 1082, the Company's drug candidate for the treatment of antibody-mediated thrombosis.

Mario Cardiel, M.D., Department of Immunology and Rheumatology, Instituto Nacional de la Nutricion Salvador Zubiran, Mexico City, presented a poster entitled "Clinical Efficacy Results from a Randomized Clinical Trial of LJP 394 in SLE Patients with History of Renal Disease." The poster reviewed data from the Phase 3 clinical trial of Riquent, in which 298 lupus patients were treated with Riquent or a placebo for up to 22 months. Treatment with Riquent resulted in 25% fewer renal flares and 21% fewer Major SLE flares compared with placebo, although as previously announced these findings were not statistically significant. Treatment with Riquent also resulted in a statistically significant reduction in antibodies to double-stranded DNA (dsDNA) that are believed to cause lupus renal disease. Renal flares are significant increases in kidney inflammation that can lead to a loss of kidney function, kidney failure, and the need for long-term dialysis. A Major SLE flare is a composite endpoint of treatments for lupus, including the initiation or increased use of immunosuppressive agents, hospitalization or death due to lupus.

Matthew Linnik, Ph.D., La Jolla Pharmaceutical Company's Chief Scientific Officer and Executive Vice President of Research, presented a poster entitled "SLE Patients with Sustained Reductions in Anti-dsDNA Antibodies Have a Reduced Risk of Renal Flare and Major SLE Flare." This poster reviewed data from both the Phase 3 and Phase 2/3 clinical trials of Riquent, where lupus patients with sustained reductions in antibodies to dsDNA had a lower incidence of both renal flare and Major SLE flare. Treatment with Riquent resulted in a two- and four-fold increase, respectively, in the number of patients with sustained reductions in antibodies to dsDNA compared with placebo.

Daniel Wallace, M.D., F.A.C.P., F.A.C.R., Clinical Chief of Rheumatology, Cedars-Sinai Medical Center, Los Angeles, and Clinical Professor, UCLA School of Medicine, presented a poster entitled "Safety Results from a Randomized Controlled Trial (RCT) of LJP 394 in Systemic Lupus Erythematosus (SLE) Patients with a History of Renal Disease." The poster reviewed safety data from the Phase 3 trial of Riquent, which showed no differences in the overall incidence of serious adverse events or adverse events between Riquent-treated patients and placebo-treated patients.

Based on the data from the Phase 3 and 2/3 clinical studies, as well as additional data, La Jolla Pharmaceutical Company currently plans to submit a New Drug Application for Riquent with the United States Food and Drug Administration
(FDA) in December 2003 or January 2004.
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Additionally, La Jolla Pharmaceutical presented two posters regarding LJP 1082, the Company's drug candidate designed to treat antibody-mediated thrombosis, also known as Antiphospholipid Syndrome. Arash Horizon, M.D., Division of Rheumatology, Cedars-Sinai Medical Center, and Assistant Clinical Director, UCLA, presented a poster entitled "Results of a Randomized, Placebo Controlled, Double Blind Phase 1/2 Clinical Trial (RCT) to Assess the Safety and Tolerability of LJP 1082 in Patients with Antiphospholipid Syndrome." The poster reviewed previously announced and additional data from the Phase 1/2 clinical trial of LJP 1082 in which 20 patients received placebo or doses of LJP 1082 ranging from 1 to 200 mg. There were no significant safety differences between drug-treated and placebo-treated patients, and there were no serious adverse events reported. Trial data also demonstrated that circulating antibodies from treated patients bound to LJP 1082 in a dose-dependent manner. Patients in the trial treated with 200 mg showed the highest level of reactivity with LJP 1082.

Dr. Linnik also presented a poster relating to LJP 1082, entitled "Domain Specificity of Autoantibodies to Beta 2-Glycoprotein 1 in Patients with Antiphospholipid Syndrome Enrolled in a Phase 1/2 Trial with LJP 1082." The poster summarized laboratory analyses demonstrating that the antibodies from most of the 15 patients studied were highly specific for domain 1 of beta-2 glycoprotein 1. These antibodies are believed to contribute to the increased risk of thrombotic events in Antiphospholipid Syndrome. This study further supports the development of a domain 1 Toleragen(R) as a treatment for this disease.

La Jolla Pharmaceutical Company is a biotechnology company developing therapeutics for antibody-mediated autoimmune diseases afflicting several million people in the United States and Europe. The Company is developing Riquent(TM), formerly known as LJP 394, for the treatment of lupus kidney disease, a leading cause of sickness and death in patients with lupus. The Company is also developing LJP 1082 for the treatment of antibody-mediated thrombosis, a condition in which patients suffer from recurrent stroke, deep-vein thrombosis and other thrombotic events. The Company's common stock is traded on The Nasdaq Stock Market under the symbol LJPC. For more information about the Company, visit its Web site: http://www.ljpc.com.

Except for historical statements, this press release contains, and the presentations referred to above contained, forward-looking statements involving significant risks and uncertainties, and a number of factors, both foreseen and unforeseen, could cause actual results to differ materially from our current expectations. Forward-looking statements include those which express a plan, belief, expectation, estimation, anticipation, intent, contingency, future development or similar expression. Although we plan to submit a New Drug Application ("NDA") for Riquent(TM), there is no guarantee that regulatory authorities will approve Riquent in a timely manner, or at all. Our analyses of clinical results of Riquent, previously known as LJP 394, our drug candidate for the treatment of systemic lupus erythematosus ("lupus"), and LJP 1082, our drug candidate for the treatment of antibody-mediated thrombosis ("thrombosis"), are ongoing and could result in a finding that these drug candidates are not effective in large patient populations, do not provide a meaningful clinical benefit, or may reveal a potential
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safety issue requiring us to develop new candidates. The analysis of the data from our Phase 3 trial of Riquent has shown that the trial did not reach statistical significance with respect to its primary endpoint, time to renal flare. Although we plan to submit an NDA for Riquent, the results from our clinical trials of Riquent may not ultimately be sufficient to obtain regulatory clearance to market Riquent either in the U.S. or Europe, and we may be required to conduct additional clinical studies to demonstrate the safety and efficacy of Riquent in order to obtain marketing approval. There is no guarantee, however, that we will have the necessary resources to complete any additional trial, that we will elect to conduct an additional trial, or that any additional trial will sufficiently demonstrate the safety and efficacy of Riquent. Our blood test to measure the binding affinity for Riquent is experimental, has not been validated by independent laboratories, may require regulatory approval, and will likely be necessary for the approval and the commercialization of Riquent. Our other potential drug candidates are at earlier stages of development and involve comparable risks. Analysis of our clinical trials could have negative or inconclusive results. Any positive results observed to date may not be indicative of future results. In any event, regulatory authorities may require additional clinical trials, or may not approve our drugs. Our ability to develop and sell our products in the future may be affected by the intellectual property rights of third parties. Additional risk factors include the uncertainty and timing of: obtaining required regulatory approvals, including delays associated with any approvals that we may obtain; the clear need for additional financing; FDA approval of our manufacturing facilities and processes; the increase in capacity of our manufacturing capabilities for possible commercialization; successfully marketing and selling our products; our lack of manufacturing, marketing, and sales experience; generating future revenue from product sales or other sources such as collaborative relationships; future profitability; and our dependence on patents and other proprietary rights. Readers are cautioned to not place undue reliance upon forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date hereof. Interested parties are urged to review the risks described in our Annual Report on Form 10-K for the year ended December 31, 2002, and in other reports and registration statements that we file with the Securities and Exchange Commission from time to time.

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